Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports First Quarter 2021 Results

•Delivered 269 shipsets, compared to 324 in Q1 2020 including 29 737 MAX shipsets in Q1 2021 compared to 18 in Q1 2020; expect to deliver about 160 737 MAX shipsets in 2021
•$901 million in Q1 2021 revenue, compared to $1,077 million in Q1 2020
•Cash used in operations of $(170) million and free cash flow* of $(198) million in Q1 2021 compared to cash used in operations of $(331) million and free cash flow* of $(362) million in Q1 2020
•Full-year 2021 cash used in operations is expected to be between $(50) to $(150) million; full-year 2021 free cash flow* is expected to be between $(200) and $(300) million
•EPS of $(1.65) in Q1 2021 compared to $(1.57) in Q1 2020; Adjusted EPS* of $(1.22) in Q1 2021 compared to $(0.79) in Q1 2020
•Prepaid $300 million of floating rate notes in February 2021

Wichita, Kan., May 5, 2021 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] (“Spirit” or the “Company”) reported first quarter 2021 financial results.

Table 1. Summary Financial Results (unaudited)
	1st Quarter
($ in millions, except per share data)	2021	2020	Change
Revenues	$901	$1,077	(16%)
Operating Loss	($126)	($168)	**
Operating Loss as a % of Revenues	(14.0%)	(15.5%)	**
Net Loss	($172)	($163)	**
Net Loss as a % of Revenues	(19.0%)	(15.1%)	**
Loss Per Share (Fully Diluted)	($1.65)	($1.57)	**
Adjusted Loss Per Share (Fully Diluted)*	($1.22)	($0.79)	**
Fully Diluted Weighted Avg Share Count	104.1	103.7
** Represents an amount equal to or in excess of 100% or not meaningful.

“A year ago we were grappling with unprecedented disruption and uncertainty,” said Tom Gentile, Spirit AeroSystems President and Chief Executive Officer. “The recovery this year is underway but slower than expected, particularly for international air travel, which is creating
* Non-GAAP financial measure, see Appendix for reconciliation headwinds for the widebody programs. We intend to use our excess widebody production capacity to pursue defense program opportunities. While a broader air traffic recovery will continue to take some time, we are encouraged by improving domestic air travel, which is primarily served by narrowbody aircraft. We believe Spirit is well positioned to benefit from this improvement given about 85% of our backlog consists of narrowbody aircraft. We are increasing 737 MAX production rates in line with Boeing’s objective of 31 aircraft per month in 2022, and have started bringing back employees to support our factories.”
“Over the past few months, we have also been performing ongoing 787 engineering analysis and rework to support Boeing’s resumption of deliveries in the first quarter of 2021 which has resulted in a forward loss,” said Gentile. “We are pleased to see that Boeing resumed 787 deliveries in the first quarter.”
Revenue
Spirit’s first quarter of 2021 revenue was $900.8 million, down from the same period of 2020, primarily due to the significantly lower widebody production rates due to reduced international air traffic resulting from the impacts of COVID-19 as well as lower production rates on the Airbus A320 program. First quarter 2021 revenue includes increased revenue from the recently acquired A220 wing and Bombardier programs as well as defense program revenue. Deliveries decreased to 269 shipsets during the first quarter of 2021 compared to 324 shipsets in the same period of 2020, including Boeing 787 deliveries of 15 shipsets compared to 40 shipsets in the same period of the prior year, and 12 Airbus A350 shipset deliveries compared to 26 in the same period of 2020. In the first quarter of 2021, Airbus A320 deliveries were 130 compared to 188 in the first quarter of 2020.
Spirit’s backlog at the end of the first quarter of 2021 was approximately $33 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating loss for the first quarter of 2021 was $125.9 million, as compared to operating loss of $167.5 million in the same period of 2020. The decreased loss was primarily driven by lower restructuring costs, excess capacity, abnormal COVID-19 related production costs and SG&A expense in the first quarter of 2021 compared to the first quarter of 2020, partially offset by additional forward losses on Boeing 787 and Airbus A350 programs. Included in the first quarter 2021 operating loss were pretax $5.8 million of unfavorable cumulative catch-up adjustments and excess capacity costs of $67.6 million. Additionally, the first quarter of 2021 included pretax forward loss charges of $72.4 million, primarily driven by Boeing 787 engineering analysis and
* Non-GAAP financial measure, see Appendix for reconciliation rework to support Boeing’s resumption of deliveries and the impact of lower Airbus A350 production rates coupled with higher costs to achieve production quality improvements. In comparison, during the first quarter of 2020, Spirit recorded pretax $8.2 million of unfavorable cumulative catch-up adjustments, excess capacity costs of $73.4 million, $19.7 million of net forward loss charges, restructuring expenses of $42.6 million and abnormal COVID-19 costs of $25.4 million.
Other income for the first quarter 2021 was $12.8 million, compared to a net expense of $49.0 million for the same period in the prior year. The increase in income primarily reflects a net pension loss recognized in the prior year period related to a voluntary retirement program ("VRP"). Interest expense and financing fee amortization for the first quarter of 2021 increased $27.6 million, primarily driven by increased interest expense on more debt as well as higher interest rates on the debt compared to the same period in the prior year.
First quarter EPS was $(1.65), compared to $(1.57) in the same period of 2020. First quarter 2021 adjusted EPS* was $(1.22), which excluded the impacts from the acquisitions, restructuring costs and the incremental $42.3 million deferred tax asset valuation allowance in the first quarter of 2021. During the same period of 2020, adjusted EPS* was $(0.79), which excluded the impact of the Asco and Bombardier acquisitions, restructuring costs and the voluntary retirement program offered during 2020. (Table 1)
Cash
Cash used in operations in the first quarter of 2021 was $(170) million as compared to $(331) million in the same quarter last year, primarily due to positive impacts of working capital and partially offset by $215 million received in the first quarter of 2020 related to the memorandum of agreement with Boeing. Free cash flow* in the first quarter of 2021 was $(198) million as compared to $(362) million in the same period of 2020. Cash balance at the end of the first quarter of 2021 was $1.4 billion. (Table 2)
* Non-GAAP financial measure, see Appendix for reconciliation

Table 2. Cash Flow and Liquidity (unaudited)
	1st Quarter
($ in millions)	2021	2020	Change
Cash used in Operations	($170)	($331)	**
Purchases of Property, Plant & Equipment	($28)	($31)	(11%)
Free Cash Flow*	($198)	($362)	**

Liquidity	April 1, 2021	December 31, 2020
Cash	$1,359	$1,873
Total Debt	$3,565	$3,874
** Represents an amount equal to or in excess of 100% or not meaningful.

2021 Cash Outlook
    Full-year 2021 cash used in operations is expected to be between $(50) to $(150) million; full-year 2021 free cash flow* is expected to be between $(200) and $(300) million. Please refer to our Cautionary Statement Regarding Forward-Looking Statements below and Item 1A. “Risk Factors” in our Annual Report on Form 10-K.
Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the first quarter of 2021 decreased 21 percent from the same period last year to $437.1 million, primarily due to lower production volumes on the Boeing 777, 787 and Airbus A350 programs, partially offset by increased revenue from the Boeing 737 and recently acquired Bombardier programs. Operating margin for the first quarter of 2021 increased to (13.7) percent, compared to (15.7) percent during the same period of 2020. This increase was partially due to increased profit on defense programs and Boeing 737 MAX production volumes resulting in decreased excess capacity costs. First quarter 2021 increased profit was also due to lower restructuring expenses and abnormal COVID-19 costs. The increased segment margin was partially offset by increased forward losses recognized on the Boeing 787 and Airbus A350 programs. In the first quarter of 2021, the Fuselage Systems Segment includes restructuring expenses of $1.8 million, excess capacity costs of $42.6 million and abnormal COVID-19 costs of $0.7 million compared to restructuring expenses of $30.1 million, excess capacity costs of $51.2 million and abnormal COVID-19 costs of $15.3 million for the same period in 2020. In the first quarter of 2021, the segment recorded pretax $1.9 million of favorable cumulative catch-up adjustments and $55.1 million of net forward losses. In the first quarter of 2020, the segment recorded pretax $4.0 million of unfavorable cumulative catch-up adjustments and $13.2 million of net forward losses.
* Non-GAAP financial measure, see Appendix for reconciliation

Propulsion Systems
Propulsion Systems segment revenue in the first quarter of 2021 increased 1 percent from the same period last year to $226.5 million, primarily due to increased revenue from the 737 MAX program and aftermarket sales, partially offset by decreased revenue from the Boeing 777 and 787 programs. Operating margin for the first quarter of 2021 increased to 7.4 percent, compared to (2.4) percent during the same period of 2020, primarily due to lower restructuring expenses, excess capacity costs and abnormal COVID-19 costs. Increased segment operating margin was offset by margin deterioration on the Boeing 737 MAX and 787 programs. In the first quarter of 2021, the segment recorded $(0.2) million of restructuring costs, decreased excess capacity costs of $7.2 million and $0.1 million of abnormal COVID-19 costs compared to $8.8 million of restructuring expenses, excess capacity costs of $15.8 million, and abnormal COVID-19 costs of $6.2 million in the first quarter of 2020. The segment recorded pretax $5.6 million of unfavorable cumulative catch-up adjustments and $4.7 million of net forward losses in the first quarter of 2021. In comparison, during the same period of the prior year, the segment recorded pretax $1.5 million of unfavorable cumulative catch-up adjustments, and $3.1 million of net forward losses.
Wing Systems
Wing Systems segment revenue in the first quarter of 2021 decreased 23 percent from the same period last year to $223.6 million, primarily due to lower production volumes on the Boeing 787, Airbus A320 and A350 programs, partially offset by revenue from the recently acquired A220 wing program. Operating margin for the first quarter of 2021 decreased to (8.5) percent, compared to 4.7 percent during the same period of 2020, primarily due to increased net forward losses recognized on the Boeing 787 and Airbus A350 programs as well as lower margin recognized due to increased excess capacity costs on the A320 and A220 wing. In the first quarter of 2021, the segment includes $0.5 million of restructuring costs, excess capacity costs of $17.8 million and $1.3 million of abnormal COVID-19 costs compared to the same period the prior year, which included restructuring expenses of $3.7 million, excess capacity costs of $6.4 million pretax and abnormal COVID-19 costs of $3.9 million. In the first quarter of 2021, the segment recorded pretax $2.1 million of unfavorable cumulative catch-up adjustments and $12.6 million of net forward losses. In the first quarter of 2020, the segment recorded pretax $2.7 million of unfavorable cumulative catch-up adjustments and $3.4 million of net forward losses.
* Non-GAAP financial measure, see Appendix for reconciliation

Table 4. Segment Reporting (unaudited)
	1st Quarter
($ in millions)	2021	2020	Change

Segment Revenues
Fuselage Systems	$437.1	$551.5	(20.7%)
Propulsion Systems	226.5	225.2	0.6%
Wing Systems	223.6	291.4	(23.3%)
All Other	13.6	9.2	**
Total Segment Revenues	$900.8	$1,077.3	(16.4%)

Segment (Loss) Earnings from Operations
Fuselage Systems	($59.8)	($86.4)	**
Propulsion Systems	16.7	(5.3)	**
Wing Systems	(18.9)	13.6	**
All Other	1.2	1.8	**
Total Segment Operating (Loss) Earnings	($60.8)	($76.3)	**

Unallocated Expense
SG&A	($57.6)	($77.4)	25.6%
Research & Development	(8.2)	(12.3)	33.3%
Cost of Sales	0.7	(1.5)	**
Total (Loss) Earnings from Operations	($125.9)	($167.5)	**

Segment Operating (Loss) Earnings as % of Revenues
Fuselage Systems	(13.7%)	(15.7%)	**
Propulsion Systems	7.4%	(2.4%)	**
Wing Systems	(8.5%)	4.7%	**
All Other	8.8%	19.6%	**
Total Segment Operating (Loss) Earnings as % of Revenues	(6.7%)	(7.1%)	**

Total Operating (Loss) Earnings as % of Revenues	(14.0%)	(15.5%)	**
** Represents an amount equal to or in excess of 100% or not meaningful.
Contact information:
Investor Relations: Ryan Avey or Aaron Hunt (316) 523-7040
Media: Molly Edwards (316) 523-2479
On the web: http://www.spiritaero.com
* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “model,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements are based on circumstances as of the date on which the statements are made and they reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:
•the impact of the COVID-19 pandemic on our business and operations, including on the demand for our and our customers’ products and services, on trade and transport restrictions, on the global aerospace supply chain, on our ability to retain the skilled work force necessary for production and development, and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations;
•demand for our products and services and the general effect of economic or geopolitical conditions, or other events, such as pandemics, in the industries and markets in which we operate in the U.S. and globally;
•the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;
•our reliance on Boeing and Airbus for a significant portion of our revenues;
• the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;
•the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment;
•our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
•our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;
•our ability to continue to grow and diversify our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;
•the outcome of product warranty or defective product claims and the impact settlement of such claims may have on our accounting assumptions;
•our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components;
• our ability and our suppliers’ ability to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates of aircraft;
•our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;
•competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
•our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;
•our ability to effectively integrate the acquisition of select assets of Bombardier along with other acquisitions that we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
•the possibility that our cash flows may not be adequate for our additional capital needs;
•any reduction in our credit ratings;
• our ability to access the capital markets to fund our liquidity needs, and the costs and terms of any additional financing;
•our ability to avoid or recover from cyber or other security attacks and other operations disruptions;
•legislative or regulatory actions, both domestic and foreign, impacting our operations, including the effect of changes in tax laws and rates and our ability to accurately calculate and estimate the effect of such changes;
•our ability to recruit and retain a critical mass of highly skilled employees;
•our relationships with the unions representing many of our employees, including our ability to avoid labor disputes and work stoppages with respect to our union employees;
•spending by the U.S. and other governments on defense;
•pension plan assumptions and future contributions;
•the effectiveness of our internal control over financial reporting;
•the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;
•adequacy of our insurance coverage;
•our ability to continue selling certain receivables through our supplier financing programs;
* Non-GAAP financial measure, see Appendix for reconciliation

•and the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K for a more complete discussion of these and other factors that may affect our business.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	1st Quarter
	2021	2020
B737	29	18
B747	1	2
B767	10	6
B777	5	9
B787	15	40
Total Boeing	60	75

A220	12	15
A320 Family	130	188
A330	5	8
A350	12	26
Total Airbus	159	237

Business/Regional Jet(1)	50	12

Total	269	324

(1) Beginning in the fourth quarter of 2020, includes Business/Regional Jet deliveries related to the Bombardier acquisition

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	April 1, 2021	April 2, 2020
	($ in millions, except per share data)
Revenue	$900.8	$1,077.3
Operating costs and expenses:
Cost of sales	958.8	1,112.5
Selling, general and administrative	57.6	77.4
Restructuring costs	2.1	42.6
Research and development	8.2	12.3
Total operating costs and expenses	1,026.7	1,244.8
Operating loss	(125.9)	(167.5)
Interest expense and financing fee amortization	(59.8)	(32.2)
Other income (expense), net	12.8	(49.0)
Loss before income taxes and equity in net loss of affiliate	(172.9)	(248.7)
Income tax benefit	1.7	87.2
Loss before equity in net loss of affiliate	(171.2)	(161.5)
Equity in net loss of affiliate	(0.4)	(1.5)
Net loss	($171.6)	($163.0)

Loss per share
Basic	($1.65)	($1.57)
Shares	104.1	103.7

Diluted	($1.65)	($1.57)
Shares	104.1	103.7

Dividends declared per common share	$0.01	$0.01

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	April 1, 2021	December 31, 2020
	($ in millions)
Assets
Cash and cash equivalents	$1,359.3	$1,873.3
Restricted cash	0.3	0.3
Accounts receivable, net	525.8	484.4
Contract assets, short-term	361.9	368.4
Inventory, net	1,395.8	1,422.3
Other current assets	344.5	336.3
Total current assets	3,987.6	4,485.0
Property, plant and equipment, net	2,457.0	2,503.8
Intangible assets, net	207.0	215.2
Goodwill	583.9	565.3
Right of use assets	70.0	70.6
Contract assets, long-term	5.9	4.4
Pension assets	466.8	455.9
Deferred income taxes	0.3	0.1
Other assets	89.3	83.6
Total assets	$7,867.8	$8,383.9
Liabilities
Accounts payable	$540.8	$558.9
Accrued expenses	383.3	365.6
Profit sharing	14.9	57.0
Current portion of long-term debt	40.2	340.7
Operating lease liabilities, short-term	5.5	5.5
Advance payments, short-term	53.1	18.9
Contract liabilities, short-term	119.3	97.6
Forward loss provision, short-term	244.5	184.6
Deferred revenue and other deferred credits, short-term	15.0	22.2
Other current liabilities	71.4	58.4
Total current liabilities	1,488.0	1,709.4
Long-term debt	3,525.2	3,532.9
Operating lease liabilities, long-term	66.6	66.6
Advance payments, long-term	289.9	327.4
Pension/OPEB obligation	431.8	440.2
Contract Liabilities, long-term	348.5	372.0
Forward loss provision, long-term	509.1	561.4
Deferred revenue and other deferred credits, long-term	38.0	38.9
Deferred grant income liability — non-current	27.9	28.1
Deferred income taxes	10.9	13.0
Other non-current liabilities	438.9	437.0
Stockholders’ Equity
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 105,438,110 and 105,542,162 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	1,144.4	1,139.8
Accumulated other comprehensive loss	(150.0)	(154.1)
Retained earnings	2,153.7	2,326.4
Treasury stock, at cost (41,523,470 shares each period, respectively)	(2,456.7)	(2,456.7)
Total stockholders' equity	692.5	856.5
Noncontrolling interest	0.5	0.5
Total equity	693.0	857.0
Total liabilities and equity	$7,867.8	$8,383.9

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	April 1, 2021	April 2, 2020
Operating activities	($ in millions)
Net loss	($171.6)	($163.0)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	80.3	67.3
Amortization of deferred financing fees	2.3	1.9
Accretion of customer supply agreement	0.6	1.1
Employee stock compensation expense	6.6	9.8
Gain from derivative instruments	(0.1)	—
Loss (gain) from foreign currency transactions	7.2	(6.5)
Loss on disposition of assets	0.3	0.2
Deferred taxes	(0.9)	(61.5)
Log term income tax payable	(1.9)	—
Pension and other post-retirement benefits, net	(15.2)	59.9
Grant liability amortization	(0.4)	(2.4)
Equity in net loss of affiliate	0.4	—
Forward loss provision	(3.5)	(9.0)
Changes in assets and liabilities
Accounts receivable, net	(38.3)	36.1
Contract assets	5.6	144.5
Inventory, net	23.1	(59.4)
Accounts payable and accrued liabilities	(6.4)	(278.6)
Profit sharing/deferred compensation	(42.6)	(66.7)
Advance payments	(0.8)	(19.8)
Income taxes receivable/payable	3.6	(32.8)
Contract liabilities	(1.7)	39.1
Other	(16.8)	8.5
Net cash used in operating activities	($170.2)	($331.3)
Investing activities
Purchase of property, plant and equipment	(27.6)	(31.0)
Equity in assets of affiliate	—	1.5
Acquisition, net of cash acquired	—	(118.1)
Other	1.2	0.3
Net cash used in investing activities	($26.4)	($147.3)
Financing activities
Customer financing	(2.5)	10.0
Principal payments of debt	(9.8)	(7.3)
Payments on term loan	(1.0)	(5.7)
Payments on floating rate notes	(300.0)	—
Taxes paid related to net share settlement awards	(3.3)	(13.1)
Proceeds from issuance of ESPP stock	1.4	1.3
Debt issuance and financing costs	—	(4.8)
Dividends paid	(1.1)	(12.4)
Other	(0.1)	—
Net cash used in financing activities	($316.4)	($32.0)
Effect of exchange rate changes on cash and cash equivalents	(1.0)	(6.2)
Net decrease in cash, cash equivalents, and restricted cash for the period	($514.0)	($516.8)
Cash, cash equivalents, and restricted cash, beginning of the period	1,893.1	2,367.2
Cash, cash equivalents, and restricted cash, end of the period	$1,379.1	$1,850.4

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	April 1, 2021	April 2, 2020
Cash and cash equivalents, beginning of the period	$1,873.3	$2,350.5
Restricted cash, short-term, beginning of the period	0.3	0.3
Restricted cash, long-term, beginning of the period	19.5	16.4
Cash, cash equivalents, and restricted cash, beginning of the period	$1,893.1	$2,367.2

Cash and cash equivalents, end of the period	$1,359.3	$1,833.6
Restricted cash, short-term, end of the period	0.3	0.3
Restricted cash, long-term, end of the period	19.5	16.5
Cash, cash equivalents, and restricted cash, end of the period	$1,379.1	$1,850.4
* Non-GAAP financial measure, see Appendix for reconciliation

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share and (ii) free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted (Loss) Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted (loss) earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash from operating activities (generally referred to herein as “cash used in operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	1st Quarter
	2021		2020
GAAP Diluted Loss Per Share	($1.65)		($1.57)
Costs Related to Acquisitions	0.01	a	0.08	b
Restructuring Costs	0.01	c	0.27	d
Voluntary Retirement Program	—		0.43	e
Deferred Tax Asset Valuation Allowance	0.41	f	—
Adjusted Diluted Loss Per Share	($1.22)		($0.79)

Diluted Shares (in millions)	104.1		103.7

a Represents the three months ended Q1 2021 transaction costs (included in SG&A)

b Represents the three months ended Q1 2020 transaction costs (included in SG&A)

c Represents the three months ended Q1 2021 restructuring expenses for cost-alignment and headcount reductions (included in Restructuring costs)

d Represents the three months ended Q1 2020 restructuring expenses for cost-alignment and headcount reductions (included in Restructuring costs)

e Represents the three months ended Q1 2020 retirement incentive expenses resulting from the VRP offered during the first quarter of 2020 (included in Other expense)

f Represents the three months ended Q1 2021 deferred tax asset valuation allowance (included in Income tax provision)

Free Cash Flow
($ in millions)

	1st Quarter		Guidance
	2021	2020	2021
Cash used in Operations	($170)	($331)	($50) - ($150)
Capital Expenditures	(28)	(31)	(150) - (150)
Free Cash Flow	($198)	($362)	($200 - $300)

* Non-GAAP financial measure, see Appendix for reconciliation